Exhibit 99.1

Issuer Free Writing Prospectus dated March 17, 2017

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus dated March 13, 2017

Registration No. 333-216410

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated March 13, 2017 relating to this offering (the “Preliminary Prospectus”) included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-216410) of Zosano Pharma Corporation relating to these securities.

The Preliminary Prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1587221/000119312517079412/d302147ds1a.htm. The following information supplements and updates and, to the extent inconsistent, supersedes the information contained in the Preliminary Prospectus. You should read the entire Preliminary Prospectus carefully, especially the “Risk Factors” section and the financial statements and related notes, which are incorporated by reference therein, before deciding to invest in these securities. Unless otherwise stated or the context otherwise requires, references in this free writing prospectus to “we,” “us,” “the Company” and “our” refer to Zosano Pharma Corporation.

Issuer:	Zosano Pharma Corporation

Common stock offered by us in this offering:	17,000,000 shares (or 19,550,000 shares if the underwriters’ option to purchase additional shares is exercised in full)

Public offering price:	$1.50 per share

Joint Book-Running Managers:	Piper Jaffray & Co. Guggenheim Securities, LLC

Use of proceeds:	We estimate that the net proceeds from our issuance and sale of shares of our common stock in this offering will be approximately $23.3 million, or approximately $26.8 million if the underwriters exercise their over-allotment option in full, based on a public offering price of $1.50 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use the net proceeds from this offering to fund the manufacture of M207 in sufficient quantities to support our long term safety study and associated regulatory activities necessary to file for product approval, and to fund a portion of the long term safety study itself. Our planned use of the net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. Due to the many variables that are inherent in the development of our lead product candidate at this time, such as the timing and results of the long term safety study and the timing of regulatory submissions and evolving regulatory requirements, the amount and timing of our actual expenditures will depend upon such variables and we cannot currently predict the stage of development we expect the net proceeds of this offering to achieve for our long term safety study and lead product candidate. As a result, we will have broad discretion over the use of the net proceeds from this offering, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. See “Use of Proceeds” in the Preliminary Prospectus.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by contacting Piper Jaffray & Co. at 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus Department, or by calling (800) 747-3924, or by emailing prospectus@pjc.com or by contacting Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison, 8th Floor, New York, NY 10017, or by telephone at (212) 518-9658, or by email to GSEquityProspectusDelivery@guggenheimpartners.com.